
                                                                                            --------------------------------------
                                                                                                      OMB APPROVAL
------                         U.S. SECURITIES AND EXCHANGE COMMISSION                      OMB Number          3235-0362
FORM 5                                 Washington, D.C. 20549                               Expires:            September 30, 1998
------                                                                                      Estimated average
                                                                                            burden hours per
                                                                                            response........    1.0
                                                                                            ---------------------------------------

[X]  Check this box if no longer                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     subject to Section 16. Form 4
     or Form 5 obligations may                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
     continue.  See Instruction 1(b).                                   17(a) of the Public Utility
[_]  Form 3 Holdings Reported                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
[_]  Form 4 Transactions Reported                                                   1940
(PRINT OR TYPE RESPONSES)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*                                    4.  Statement for Month/Year

  Vagle           Ronald            M.                                                      Year Ending 12/31/98
-------------------------------------------------------                     -------------------------------------------------------
   (Last)         (First)          (Middle)                                 5.  If Amendment, Date of Original
                                                                                (Month/Year)
   1372 Tamberwood Trail
-------------------------------------------------------                     -------------------------------------------------------
                      (Street)                                              6.  Relationship of Reporting Person to Issuer
                                                                                        (Check all applicable)
Woodbury         Minnesota            55125                                     [_] Director                  [_]  10% Owner
-------------------------------------------------------                         [ ] Officer (give title       [X]  Other (specify
(City)            (State)             (Zip)                                                  below)                       below)

-------------------------------------------------------                                Former Director
2.  Issuer Name and Ticker or Trading Symbol                                -------------------------------------------------------
                                                                            7. Individual or Joint/Group Filing
         InfoCure Corporation (INCX)                                                  (Check Applicable Line)
-------------------------------------------------------                         [X] Form filed by One Reporting Person
3.  IRS or Social Security Number of Reporting                                  [_] Form filed by More than One Reporting Person
    Person (Voluntary)                                                      -------------------------------------------------------

-------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security (Instr. 3)                                             2.  Transaction Date (Month/Day/Year)
-------------------------------------------------------                     -------------------------------------------------------
   Common Stock                                                                 1/1998(1)
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

3. Transaction Code (Instr. 8)                                              4. Securities Acquired (A) or Disposed of (D)
                      Code                                                     (Instr. 3, 4 and 5)
                                                                                 Amount         (A) or (D)             Price
-------------------------------------------------------                     -------------------------------------------------------
                       A                                                         125,525            A                  $ 5.50
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

5. Amount of Securities Beneficially Owned at End of                        6. Ownership Form:  Direct (D) or Indirect (I)
   Issuer's Fiscal Year (Instr. 3 and 4)                                       (Instr. 4)

-------------------------------------------------------                     -------------------------------------------------------
                      179,690                                                                        D
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

7. Nature of Indirect Beneficial Ownership (Instr. 4)

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

 * If the Form is filed by more than one reporting person, see Instructions 4(b)(v).                                 SEC 2270 (7/96)


FORM 5 (continued)                 Table II -- Derivative securities Acquired, Disposed of, or Beneficially Owned
                                               (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)                                  2. Conversion or Exercise Price of Derivative Security

-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

3. Transaction Date (Month/Day/Year)                                        4. Transaction Code (Instr. 8)

-------------------------------------------------------                                            Code
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

5. Number of Derivative Securities Acquired (A) or                          6. Date Exercisable and Expiration Date
   Disposed of (D) (Instr. 3, 4 and 5)                                         (Month/Day/Year)

               (A)               (D)                                             Date Exercisable              Expiration Date

-------------------------------------------------------                     ------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

7. Title and Amount of Underlying Securities                                8. Price of Derivative Security (Instr. 5)
   (Instr. 3 and 4)
                                                                            -------------------------------------------------------
      Title             Amount or Number of Shares                          -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

-------------------------------------------------------                     10. Ownership Form of Derivative Security. Direct (D)
                                                                                or Indirect (I) (Instr. 4)
9. Number of Derivative Securities Beneficially Owned
   at End of Year (Instr. 4)                                                -------------------------------------------------------

-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------
-------------------------------------------------------                     -------------------------------------------------------

11. Nature of Indirect Beneficial Ownership (Instr. 4)

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  Shares acquired from Issuer in January 1998 were approved by Board of Directors; exempt from current reporting under
     Section 16b-3(d).

**Intentional misstatements or omissions of fact constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note:  File three copies of this Form, one of which must be manually signed.


                                                                                       /s/ Lauren Z. Burnham
                                                                                 --------------------------------------------------
                                                                                          ** Signature of Reporting Person
                                                                                        Lauren Z. Burnham, as Attorney-in-Fact
                                                                                                  for Ronald M. Vagle

                                                                                                  February 15, 1999
                                                                                 --------------------------------------------------
                                                                                                       Date
